Exhibit 99.3



                              MANAGEMENT ASSERTION

For the period of January 1, 2007 to December 31, 2007, the servicing of consumer finance receivables owned by BMW Vehicle Owner Trust 2005-A has been conducted by BMW Financial Services NA, LLC, in its capacity as servicer, in compliance with the servicing standards in all material respects, set forth in Articles IV and V of the Sale and Servicing Agreement dated March 1, 2005.

By:   BMW Financial Services NA, LLC

By:        /s/  Kerstin Zerbst
        -----------------------------------
        Kerstin Zerbst

Title:  CFO